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                                                                    Exhibit 99b.

News release: Immediate                                       September 1, 1999


                           [J.P. Morgan Letterhead]

                   J.P. MORGAN CONFIRMS EUROCLEAR ANNOUNCEMENT

         J.P. Morgan today confirmed that Morgan and the Euroclear Board have signed a letter of intent to create a new, market-owned European bank to operate all aspects of the Euroclear System, the leading clearance and settlement system for internationally traded securities. The agreement was announced in a joint news release today by the Board of Directors of the Euroclear group and Morgan. This agreement in principle anticipates the formation of a European bank in Brussels to succeed Morgan as operator and banker for the Euroclear System, facilitating Euroclear's strategy to maintain its leadership and capitalize on partnership opportunities as market forces reshape the settlement infrastructure in Europe.

         Subject to a definitive agreement being reached, J.P. Morgan will remain operator of Euroclear until the successor bank is established and play a key role in that bank's formation, which is expected to take up to 18 months. After that, Morgan will remain an important participant and shareholder of Euroclear and retain a seat on its Board. The management and staff of Euroclear, numbering approximately 1,200 Morgan employees, will transfer to the new entity.

         "We are proud of the role Morgan has played in creating and bringing Euroclear to its current position of leadership," said Michael E. Patterson, a Euroclear director and the Morgan vice chairman responsible for the firm's relationship with Euroclear. "And we're equally proud to have helped develop a strategy to sustain that leadership, in part through the creation of a new European bank. It's the right direction for Euroclear and the market it serves."

         Under the existing Operating Agreement, income from clearance and settlement operations is earned by the Euroclear System, while Morgan retains earnings from providing banking services to the System's

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Press contacts:
   New York                   Joseph Evangelisti                  (212) 648-9589
   London                     Richard Mahony                   (44-171) 325-4289
Investor contact:             Ann Patton                          (212) 648-9446



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participants. Under the agreement in principle announced today, Morgan will continue to receive this pretax banking income for three years following the signing of a definitive agreement, with a minimum of $195 million and maximum of $295 million per year, whether the income is earned by Morgan prior to the formation of the new bank or afterward by the new bank. After the new bank is formed, it will also pay Morgan for certain costs of transition and assets and know-how that are transferred to it. Pretax income reported by Morgan from Euroclear was $118 million in the first six months of 1999; $253 million for the full year 1998; and $218 million for 1997.

     J.P. Morgan founded the Euroclear System in 1968 to enable efficient clearing and settlement of the fast-growing volume of international securities transactions. Euroclear, the leading system of its kind in the world, ensures that cash and securities are exchanged simultaneously in the settlement process. The creation of the Euroclear System is credited with contributing to the rapid development of the Eurobond market. Morgan sold the Euroclear System to its participants in 1972; ownership was further expanded in 1986 and now includes more than 1,500 participant shareholders.

     J.P. Morgan is a global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

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